The following are subsidiaries of Southern BancShares (N.C.), Inc. :

   Subsidiary                                         State of Incorporation
   ----------                                         ----------------------

Southern Bank and Trust Company                           North Carolina

Southern Capital Trust I                                  Delaware

Goshen, Inc.                                              North Carolina